UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2005

PPOL,INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	000-50065	95-4436774
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification Number)
organization)

1 City Boulevard West, Suite 820		92868
Orange, California		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 937-3211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8: Other Events.

Item 8.01  Other Events.

“As previously reported, an affiliate of the Company, Leo Global Fund (“Leo”), whose principal offices are located in Tokyo, Japan, engaged in the sale of certain of its shares of common stock of the Company to residents of Japan.  We have confirmed in the foregoing regard that Leo sold approximately 3,400,000 of its shares of common stock of the Company to approximately 6,000 residents of Japan (the “Japanese Purchasers”).  We are advised that each of the Japanese Purchasers received, in connection with their purchases, certificates of common stock of the Company in the name of Leo, endorsed in blank by Leo.  5,480 of the aforementioned 6,000 Japanese Purchasers have delivered the originals of the Company’s stock certificates they acquired from Leo (all of which certificates are in the name of Leo) to the Company’s stock transfer agent for cancellation and re-issuance of new certificates in their names.  We are advised that the aforementioned stock certificates represent 3,297,409 shares of common stock of the Company.

The above-referenced transactions have not resulted in any increase or decrease in the Company’s issued and outstanding shares of common stock, nor the payment of any proceeds to the Company.  However, the 5,480 Japanese Purchasers have now been added to the Company’s shareholder list, and the Company anticipates that the balance of the Japanese Purchasers, approximately 520, will be added to the Company’s shareholder list shortly.”

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2005

PPOL, Inc.

	By:	/s/ Richard Izumi
Richard Izumi
Chief Financial Officer and Secretary